UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2024

SITE Centers Corp.

(Exact name of Registrant as Specified in Its Charter)

Ohio	1-11690	34-1723097
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway
Beachwood, Ohio		44122
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (216) 755-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, Par Value $0.10 Per Share	SITC	New York Stock Exchange
Depositary Shares, each representing 1/20 of a share of 6.375% Class A Cumulative Redeemable Preferred Shares without Par Value	SITC PRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 18, 2024, SITE Centers Corp. (the “Company”) entered into a new Employment Agreement with David R. Lukes, the Company’s President and Chief Executive Officer (the “2024 Agreement”), effective as of that same date. The 2024 Agreement is designed to extend and ultimately replace the Employment Agreement, dated as of September 11, 2020, between the Company and Mr. Lukes (the “Current Agreement”) that was originally scheduled to expire on September 11, 2024.

In order to facilitate the Company’s completion of its previously-announced and proposed spin-off (the “Spin-Off,” and the date on which such Spin-Off is consummated, the “Spin-Off Date”) of Curbline Properties Corp. (“Curbline”), the 2024 Agreement extends the term of the Current Agreement until the earlier of (1) March 11, 2025 and (2) the Spin-Off Date. As a result, prior to the earlier of these two dates, the Current Agreement will remain in effect in accordance with its existing terms.

Contingent upon the occurrence of the Spin-Off prior to March 11, 2025, the 2024 Agreement also sets forth the terms and conditions of Mr. Lukes’ expected service to Curbline during the three-year period immediately following the Spin-Off Date, as further described below. If the Spin-Off occurs prior to March 11, 2025, the Company expects to revise and assign the 2024 Agreement to Curbline (or an appropriate subsidiary of Curbline) in connection with the Spin-Off, at which time Curbline (or such subsidiary) will replace the Company as the counterparty under the 2024 Agreement (and the Current Agreement will be superseded and replaced by the assigned 2024 Agreement).

In structure, the 2024 Agreement is substantially similar to that of the Current Agreement, but the 2024 Agreement makes certain substantive and non-substantive, conforming and clarifying changes. Among other changes, following the Spin-Off Date, the 2024 Agreement contemplates that Mr. Lukes will receive a substantial portion of his base salary under the 2024 Agreement in the form of an upfront, time-based equity award and that Mr. Lukes will receive an upfront performance-based equity award in lieu of annual performance-based equity awards.

In addition to the terms and conditions described above, the material terms of the 2024 Agreement are summarized below:

Base Salary

•
Annual cash-based salary of not less than $50,000 per year, which may be increased from time to time by the Compensation Committee (the “Curbline Committee”) of the Board of Directors of Curbline (the “Curbline Board”); and
•
Shortly after the Spin-Off Date, a one-time salary-related grant of $2.7 million in time-based limited partnership units in Curbline’s operating partnership (“LTIP Units”) that generally vest in four substantially equal installments on each of the first four anniversaries of the grant date (“Salary Equity Award”) and earn cash distributions paid on a current basis. The LTIP Units are expected to be structured to enable them to qualify as “profits interests” for U.S. federal income tax purposes under current federal income tax law. As a result, the LTIP Units will generally only have value (other than with respect to the right to receive distributions) to the extent that they receive sufficient allocations of book gain for tax purposes, after which LTIP Units that have vested can be redeemed for cash or shares of Curbline common stock. The $2.7 million grant value of the Salary Equity Award is intended to reflect the equivalent of additional annual salary of $750,000 per year over three years, plus a 20% premium due to the form of payment being made in LTIP Units rather than cash.

Annual Incentive Compensation

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Eligibility to receive an annual cash incentive for years subsequent to 2024, with the actual payout determined based on actual performance and the factors and criteria established by the Curbline Committee. The threshold, target and maximum payout levels for the annual cash incentive are $500,000, $1,000,000 and $2,000,000, respectively; and
•
An annual cash incentive for 2024 (assuming the Spin-Off Date occurs during 2024) split between the Company and Curbline, and consisting of (1) a pro-rated payment from the Company for the portion of 2024 occurring prior to the Spin-Off Date (based on actual performance and Mr. Lukes’ annual cash incentive opportunities under his Current Agreement), and (2) a payment from Curbline for the remaining portion of 2024 after the Spin-Off Date based on actual performance and the payout opportunities under the 2024 Agreement as described above.

Equity or Equity-Based Awards

•
Eligibility to receive equity awards during employment with Curbline as follows, subject to the approval of the Curbline Board or Curbline Committee and the terms and conditions of Curbline’s then-effective equity plan (the “Equity Plan”) and applicable award agreements:
o
Shortly after the Spin-Off Date, a grant of performance-based LTIP Units (target value $7.2 million), with vesting to vary from 0% to 250% of the target value based on achievement with respect to metrics established by the Curbline Committee (in consultation with Mr. Lukes prior to the date of grant) measured over a total performance period of approximately five years (provided, however, that no less than 50% of such aggregate target award shall vest based on Curbline’s total shareholder return achievement relative to a peer group established by the Curbline Committee in consultation with Mr. Lukes prior to the date of grant) (the “Performance Equity Award”). In general, the Performance Equity Award will be earned based on performance evaluated at the end of approximately three-year, four-year and five-year performance periods regarding 25%, 25% and 50%, respectively, of the award (with opportunities at the end of the four-year and five-year performance periods to earn amounts that had not been earned at the end of the prior performance periods, up to the total cap of 250% of the target amount of such award). The Performance Equity Award will earn distributions paid in cash on a deferred and contingent basis; and
o
Assuming the Spin-Off Date occurs during 2024, no later than March 15 of each of 2025, 2026 and 2027, a grant of $800,000 in time-based restricted stock or LTIP Units (at Mr. Lukes’ timely election) generally vesting in three substantially equal installments on each of the first three anniversaries of the grant date (each, an “Annual Award”), earning dividends (or distributions) paid in cash on a current basis.

Other Benefits/Obligations

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Eligibility to participate in all retirement and other benefit plans maintained by Curbline that are generally available to senior executives of Curbline and for which Mr. Lukes is eligible pursuant to the terms of the applicable plans;
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At Mr. Lukes’ request, Curbline-provided automobile service for Mr. Lukes’ business use, including all reasonable related maintenance, repairs, parking, gasoline, insurance and other reasonable costs and expenses, which automobile may also be used for personal use at no cost to Mr. Lukes (except for applicable taxes);
•
Reimbursement (up to an aggregate maximum of $25,000 in any calendar year) for premiums paid by Mr. Lukes for life, disability and/or similar insurance policies;
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Mr. Lukes will also be subject to customary non-competition, non-solicitation, confidentiality and mutual non-disparagement requirements during and for specified periods after the term of his employment (with the post-employment non-competition requirement ceasing to be applicable if such requirement becomes prohibited by applicable law); and
•
The 2024 Agreement also includes customary indemnification provisions, and provides for the reimbursement of certain legal fees and expenses, including fees and expenses incurred in relation to enforcement of the 2024 Agreement, plus provisions applying both of the Company’s and Curbline’s clawback policies in effect from time to time to the 2024 Agreement.

Accelerated Vesting of Equity Awards

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The 2024 Agreement provides for accelerated vesting of the Salary Equity Award, the Performance Equity Award and the Annual Awards if Mr. Lukes’ employment is terminated by Curbline without cause (as defined in the 2024 Agreement), by Mr. Lukes for good reason (as defined in the 2024 Agreement), by Curbline due to Mr. Lukes’ total disability (as defined in the 2024 Agreement), or due to Mr. Lukes’ death. However, any such accelerated vesting of the Salary Equity Award will apply only on a pro-rated basis based on the length of Mr. Lukes’ employment with Curbline following the Spin-Off Date compared to a period of three years.

Non-Change in Control Severance Compensation

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The 2024 Agreement provides that if Mr. Lukes’ employment is terminated by Curbline without cause, by Mr. Lukes for good reason, or as a result of death or disability, in addition to the accelerated vesting of various equity awards described above, Curbline will generally pay Mr. Lukes, or his personal representative or dependents, as appropriate (in addition to certain accrued compensation and benefits), subject to the execution by Mr. Lukes (or his personal representative) of a customary release of claims in favor of Curbline:
o
a lump sum amount equal in value to Mr. Lukes’ annual cash incentive that he would have earned for the year of termination, pro-rated based on his period of service to Curbline during such year, and calculated on the basis of actual performance of the applicable performance objectives for the entire performance period (except that, if the termination is due to death or disability, the pro-rated annual bonus will be based on the “target” level);
o
a lump sum in cash equal to 18 months of the employee and employer portions of premiums for Curbline-provided health, dental and vision insurance benefits and the employer portion of the premium for other insurance provided by Curbline (or in the event of death, a substantially similar benefit to his beneficiaries); and
o
if the termination is the result of a termination by Curbline without cause or by Mr. Lukes for good reason, a lump sum amount equal to 2.0 times the sum of (1) $800,000 plus (2) an amount equal to the average of the annual cash incentives earned by Mr. Lukes in the three fiscal years ending immediately prior to the fiscal year in which the termination occurs (“Average Bonus”).

Severance Compensation Following a Change in Control

•
The 2024 Agreement also provides that, in the event of certain “triggering events” (which include a termination by Curbline without cause or a termination by Mr. Lukes for good reason) occurring within two years after a “change in control” (as defined in the 2024 Agreement), in addition to the accelerated vesting of various equity awards described above, Curbline will pay (in addition to certain accrued compensation and benefits): (1) a lump sum amount equal to 3.0 times the sum of $800,000 plus an amount equal in value to Mr. Lukes’ Average Bonus; (2) a lump sum amount equal to 18 months of the employee and employer portions of premiums for Curbline-provided health, dental and vision insurance benefits and the employer portion of the premium for other insurance provided by Curbline; and (3) a lump sum amount equal in value to Mr. Lukes’ “target” annual cash incentive for the year of termination, pro-rated based on Mr. Lukes’ period of service to Curbline during such year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SITE Centers Corp.

Date:	July 22, 2024	By:	/s/ Aaron M. Kitlowski
Aaron M. Kitlowski, Executive Vice President, General Counsel and Secretary